                                                                    EXHIBIT 11.1

                       COMPUTATION OF PER SHARE EARNINGS

                                                                       FOR THE
                                                                       QUARTER
                                                                        ENDED
                                            FOR THE YEAR ENDED JULY    OCTOBER
                                                       31                31
                                            -------------------------  -------
                                             1995    1996      1997     1997
                                            ------- -------  --------  -------
                                            (IN THOUSANDS, EXCEPT PER SHARE
                                                         DATA)
Primary
  Average shares outstanding...............  14,462  15,271    15,081   15,081
  Net effect of dilutive stock warrants--
   based on the treasury stock method using
   the offering price......................   1,678   1,678     1,678    1,678
  Net effect of stock compensation--based
   on the treasury stock method using the
   offering price..........................     593     593       593      593
                                            ------- -------  --------  -------
  Total....................................  16,733  17,541    17,351   17,351
                                            ======= =======  ========  =======
  Net income............................... $ 6,963 $(4,841) $(14,296) $ 3,062
                                            ======= =======  ========  =======
  Per share amount......................... $   .42 $  (.28) $   (.82) $   .18
                                            ======= =======  ========  =======
Supplemental
  Average shares outstanding...............                    15,081   15,081
  Net effect of dilutive stock warrants--
   based on the treasury stock method using
   the offering price......................                     1,678    1,678
  Net effect of stock compensation--based
   on the treasury stock method using the
   offering price..........................                       593      593
  Assumed conversion of 11% junior
   subordinated notes......................                     1,621    1,681
  Assumed issuance of Class A common shares
   as a result of the Offering.............                     4,000    4,000
                                                             --------  -------
  Total....................................                    22,973   23,032
                                                             ========  =======
  Net income...............................                  $(14,296) $ 3,062
  Adjustment for pro forma transactions....                     6,823    1,809
  Extraordinary items......................                    (4,572)  (4,504)
                                                             --------  -------
  Total....................................                  $(12,045) $   367
                                                             ========  =======
  Per share amount.........................                  $   (.52) $   .02
                                                             ========  =======

Note: Fully diluted earnings per share is not presented as there are no differences from the primary earnings per share.